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                                                                       Exhibit 1

Rogers & Wells LLP
200 Park Avenue
New York, NY 10166-0153
Telephone: 212-878-8000
Facsimile: 212-878-8375


August 19, 1999

Orbitex Group of Funds
410 Park Avenue
18th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel for Orbitex Group of Funds, a Delaware business trust (the "Trust"), in connection with the reorganization (the "Reorganization") contemplated by the Agreement and Plan of Reorganization, dated as of July 8, 1999 (the "Merger Agreement"), by and between the Trust and American Diversified Funds, Inc., a Maryland corporation. This letter is being delivered to you in connection with the filing of the Trust's registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

In rendering the opinion set forth below, we have examined the Trust's Agreement and Declaration of Trust, its By-Laws and such other documents as we have deemed necessary. We express no opinion herein as to the laws of any jurisdiction other than the laws of the State of New York and Title 12 of the Delaware Code ("Delaware Law"). We draw your attention to the fact that we are not admitted to the Bar in the State of Delaware and we are not experts in the law of the State of Delaware and, to the extent that the opinion expressed below relates to matters of Delaware Law, that opinion is based on our reasonable familiarity with Delaware Law as a result of our prior involvement in transactions involving such law.

Based upon the foregoing, in our opinion, the Shares to be issued by the Trust upon consummation of the Reorganization have been duly authorized for issuance by the Trust, and upon issuance and delivery as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,


/s/ Rogers & Wells LLP